As filed with the Securities and Exchange Commission on May 11, 2026
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
KKR & CO. INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	88-1203639
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30 Hudson Yards
New York, NY 10001
Telephone: (212) 750-8300
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Kathryn K. Sudol, Esq.
Chief Legal Officer and General Counsel
KKR & Co. Inc.
30 Hudson Yards
New York, NY 10001
Telephone: (212) 750-8300
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Kenneth B. Wallach, Esq.
Sunny Cheong, Esq.
Jessica Asrat, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Telephone: (212) 455-2000
Approximate date of commencement of the proposed sale of the securities to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PROSPECTUS

KKR & Co. Inc.

1,503,670 Shares
Common Stock
Offered by certain Selling Securityholders
This prospectus relates to the offer and sale from time to time of shares of our common stock by certain selling securityholders.
This prospectus describes the general manner in which these shares of our common stock may be offered and sold. We will provide specific terms of any offering of these shares of our common stock in a prospectus supplement or a free writing prospectus, as may be required from time to time. Any of these shares of our common stock may be offered in amounts, at prices and on other terms to be determined at the time of the offering. You should read this prospectus and any applicable prospectus supplement and free writing prospectus we may provide to you, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus and in any applicable prospectus supplement carefully before you invest.
The selling securityholders may sell shares of our common stock on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. The selling securityholders reserve the sole right to accept, and they and any agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of shares of our common stock. If any agents, dealers or underwriters are involved in the sale of any shares of our common stock, the applicable prospectus supplement or a free writing prospectus will set forth any applicable commissions or discounts payable to them. We will not receive any proceeds from the sale of these shares of our common stock by any selling securityholders.
Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “KKR.”
In reviewing this prospectus, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 2 of this prospectus and in the “Risk Factors” section of our periodic reports filed with the Securities and Exchange Commission (the “SEC”).
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 11, 2026

We have not authorized anyone to provide any information other than that contained or incorporated or deemed to be incorporated by reference in this prospectus and in any prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you in connection with an offering of the securities described in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute, and any prospectus supplement or free writing prospectus that we may provide to you in connection with an offering of the securities described in this prospectus will not constitute, an offer to sell, or a solicitation of an offer to purchase, the offered shares of securities in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation in such jurisdiction. You should assume that the information contained in this prospectus, in any prospectus supplement or free writing prospectus that we may provide to you in connection with an offering of the securities described in this prospectus, or in any document incorporated or deemed to be incorporated by reference in this prospectus or any prospectus supplement is accurate only as of the date of that document. Neither the delivery of this prospectus nor any prospectus supplement or free writing prospectus that we may provide to you in connection with an offering of the securities described in this prospectus nor any distribution of the securities pursuant to this prospectus or any such prospectus supplement or free writing prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus, any such prospectus supplement or free writing prospectus or any document incorporated or deemed to be incorporated by reference in this prospectus or any prospectus supplement since the date thereof.
For investors outside the United States: neither we nor any selling securityholders have done anything that would permit this offering or possession or distribution of this prospectus or any prospectus supplement or free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to an offering of the securities described in this prospectus and the distribution of this prospectus and any prospectus supplement or free writing prospectus.
i

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic shelf registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process. Under this shelf registration process, certain selling securityholders may, from time to time, sell the shares of our common stock described in this prospectus in one or more offerings. This prospectus contains certain information about KKR & Co. Inc. and provides a general description of the shares of our common stock that such selling securityholders may offer. This prospectus is not complete and does not contain all of the information that you should consider before making an investment in the shares of our common stock described in this prospectus. Each time any selling securityholders sell these shares of our common stock, we may provide a supplement to this prospectus that contains specific information about the terms of the offering and of the shares of our common stock being offered and information regarding the selling securityholders, and we may also provide you with a free writing prospectus. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement and free writing prospectus together with information incorporated and deemed to be incorporated by reference herein and therein, and the additional information described under “Where You Can Find More Information” before making an investment in the shares of our common stock described in this prospectus.
Unless the context requires otherwise, references to “KKR,” “we,” “us” and “our” refer to KKR & Co. Inc. and its subsidiaries, including The Global Atlantic Financial Group LLC (together with its insurance companies and other subsidiaries, “Global Atlantic”). References to “KKR Group Partnership” refer to KKR Group Partnership L.P., an indirect subsidiary of KKR & Co. Inc. and the intermediate holding company that owns the entirety of KKR’s business.
KKR & CO. INC.
We are a leading global investment firm that offers alternative asset management as well as capital markets and insurance solutions. We aim to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and supporting growth in our portfolio companies and communities.
Our executive office is located at 30 Hudson Yards, New York, New York, 10001, and our telephone number is (212) 750-8300. Our website address is www.kkr.com. Our website is included in this prospectus as an inactive textual reference only. Except for the documents specifically incorporated by reference into this prospectus, information contained on our website is not incorporated by reference into this prospectus and any applicable prospectus supplement and should not be considered to be a part of this prospectus or any applicable prospectus supplement.

RISK FACTORS
Investing in our common stock involves risks. In addition to the risks discussed below under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully review the risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which is incorporated by reference in this prospectus, and under the caption “Risk Factors” or any similar caption in the other documents that we have filed or subsequently file with the SEC that are incorporated or deemed to be incorporated by reference in this prospectus as described below under “Where You Can Find More Information” and in any prospectus supplement or free writing prospectus that we provide you in connection with an offering of our common stock pursuant to this prospectus. You should also carefully review the other risks and uncertainties discussed in the documents incorporated and deemed to be incorporated by reference in this prospectus and in any such prospectus supplement and free writing prospectus. The risks and uncertainties discussed below and in the documents referred to above and other matters discussed in those documents could materially and adversely affect our business, financial condition, liquidity and results of operations and the market price of our common stock. Moreover, the risks and uncertainties discussed below and in the foregoing documents are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market price of our common stock could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material risks to our business.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated and deemed to be incorporated by reference herein contain, and any prospectus supplement and free writing prospectus that we may provide to you in connection with an offering of our common stock described in this prospectus may contain, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believe,” “think,” “expect,” “potential,” “continue,” “may,” “should,” “seek,” “approximately,” “predict,” “intend,” “will,” “plan,” “estimate,” “anticipate,” “visibility,” “positioned,” “path to,” “conviction,” the negative version of these words, other comparable words or other statements that do not relate strictly to historical or factual matters. Forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements or cause the anticipated benefits and synergies from transactions to not be realized. We believe these factors include, but are not limited to, those described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as such factors may be updated from time to time in our other filings with the SEC, which is accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus and our filings with the SEC.
We do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements might not occur. We qualify any and all of our forward-looking statements by these cautionary factors. Please keep this cautionary note in mind as you read this prospectus, any prospectus supplement and free writing prospectus that we may provide to you in connection with an offering of common stock, and the documents incorporated and deemed to be incorporated by reference herein and therein.
The documents incorporated and deemed to be incorporated by reference herein contain or may contain, and any prospectus supplement and free writing prospectus that we may provide to you in connection with an offering of common stock may contain, market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified this data or these statistics.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of common stock described in this prospectus by any selling securityholders.

DESCRIPTION OF CAPITAL STOCK
General
The following description summarizes the most important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our second amended and restated certificate of incorporation (“certificate of incorporation”) and second amended and restated bylaws (“bylaws”), copies of which have been previously filed by us with the SEC. For a complete description of our capital stock, you should refer to our certificate of incorporation, our bylaws and applicable provisions of Delaware law. As used in this section, “we,” “us” and “our” mean KKR & Co. Inc., a Delaware corporation, and its successors, but not any of its subsidiaries. References to “Series I Preferred Stockholder” refer to KKR Management LLP and any successor or permitted assign that owns the Series I Preferred Stock at the applicable time.
Our authorized capital stock consists of 5,000,000,000 shares, all with a par value of $0.01 per share, of which:
•	3,500,000,000 are designated as common stock; and
•
1,500,000,000 are designated as preferred stock, of which (x) 51,750,000 shares are designated as “6.25% Series D Mandatory Convertible Preferred Stock” (“Series D Mandatory Convertible Preferred Stock”), and (y) 1 share is designated as “Series I Preferred Stock” (“Series I Preferred Stock”).

Common Stock
Economic Rights
Dividends. Subject to preferences that apply to shares of Series D Mandatory Convertible Preferred Stock and any other shares of preferred stock outstanding at the time on which dividends are payable, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.
Liquidation. If we become subject to an event giving rise to our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time ranking on a parity with our common stock with respect to such distribution, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of our Series D Mandatory Convertible Preferred Stock, Series I Preferred Stock and any other outstanding shares of preferred stock.
Voting Rights
Our certificate of incorporation provides for holders of our common stock to have the right to vote on the following matters:
•	any increase in the number of authorized shares of Series I Preferred Stock;
•
a sale of all or substantially all of our and our subsidiaries’ assets, taken as a whole, in a single transaction or series of related transactions (except (i) for the sole purpose of changing our legal form into another limited liability entity and where the governing instruments of the new entity provide our stockholders with substantially the same rights and obligations and (ii) mortgages, pledges, hypothecations or grants of a security interest by the Series I Preferred Stockholder in all or substantially all of our assets (including for the benefit of affiliates of the Series I Preferred Stockholder));

•
merger, consolidation or other business combination (except for the sole purpose of changing our legal form into another limited liability entity and where the governing instruments of the new entity provide our stockholders with substantially the same rights and obligations); and

•	any amendment to our certificate of incorporation that would have a material adverse effect on the rights or preferences of our common stock relative to the other classes of our stock.

In addition, Delaware law would permit holders of our common stock to vote as a separate class on an amendment to our certificate of incorporation that would:
•	change the par value of our common stock; or
•	alter or change the powers, preferences, or special rights of the common stock in a way that would adversely affect the holders of our common stock.
Our certificate of incorporation provides that the number of authorized shares of any class of stock, including our common stock, may be increased or decreased (but not below the number of shares of such class then outstanding) solely with the approval of the holder of the Series I Preferred Stock (the “Series I Preferred Stockholder”) and, in the case of any increase in the number of authorized shares of our Series I Preferred Stock, the holders of a majority in voting power of the common stock. As a result, the Series I Preferred Stockholder can approve an increase or decrease in the number of authorized shares of common stock without a separate vote of the holders of the common stock. This could allow us to increase and issue additional shares of common stock beyond what is currently authorized in our certificate of incorporation without the consent of the holders of the common stock.
Except as described below under “Anti-Takeover Provisions-Loss of voting rights,” each record holder of common stock will be entitled to a number of votes equal to the number of shares of common stock held with respect to any matter on which the common stock is entitled to vote.
On the “Sunset Date” (which will be no later than December 31, 2026), the Series I Preferred Stock will be cancelled, and our common stock will obtain voting rights on a one vote per share basis.
No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.
Limited Call Right
If at any time:
(i)	less than 10% of the then issued and outstanding shares of any class (other than preferred stock) are held by persons other than the Series I Preferred Stockholder and its affiliates; or
(ii)	we are subjected to registration under the provisions of the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”), we will have the right, which we may assign in whole or in part to the Series I Preferred Stockholder or any of its affiliates, to acquire all, but not less than all, of the remaining shares of the class held by unaffiliated persons.
The Series I Preferred Stock will be cancelled on the “Sunset Date” (which will be no later than December 31, 2026).
As a result of our right to purchase outstanding shares of common stock, a stockholder may have their shares purchased at an undesirable time or price.
Preferred Stock
Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers (including voting powers), preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders (except as may be required by the terms of any preferred stock then outstanding). Our board of directors may (except where otherwise provided in the applicable preferred stock designation) increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares outstanding) the number of shares of any series of preferred stock, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the proportion of voting power held by, or other relative rights of, the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control of our company and might adversely affect the market price of the common stock or the proportion of voting power held by, or other relative rights of, the holders of the common stock.
As of the date of this prospectus, there are no series of preferred stock outstanding other than as described herein.
Series D Mandatory Convertible Preferred Stock
In March 2025, we issued 51,750,000 shares of 6.25% Series D Mandatory Convertible Preferred Stock.
Economic rights. Dividends on the Series D Mandatory Convertible Preferred Stock are payable on a cumulative basis when, as and if declared by our board of directors out of funds legally available, at a rate per annum equal to 6.25% of the $50.00 liquidation preference per share (equivalent to $3.125 per annum per share) and may be paid in cash or, subject to certain limitations, in shares of Common Stock or a combination of cash and shares of Common Stock. If declared, dividends on the Series D Mandatory Convertible Preferred Stock are payable quarterly on March 1, June 1, September 1 and December 1 of each year to, and including, March 1, 2028, having commenced on June 1, 2025.
Ranking. Shares of the Series D Mandatory Convertible Preferred Stock rank senior to our common stock and our existing Series I Preferred Stock and equally with any of our other equity securities, including any other preferred stock, that we may issue in the future, whose terms provide that such securities will rank equally with the Series D Mandatory Convertible Preferred Stock with respect to payment of dividends and distribution of our assets upon our liquidation, dissolution or winding-up (“Series D parity stock”). Holders of the Series D Mandatory Convertible Preferred Stock do not have preemptive or subscription rights.
Shares of the Series D Mandatory Convertible Preferred Stock rank junior to (i) all of our existing and future indebtedness and (ii) any of our equity securities, including preferred stock, that we may issue in the future, whose terms provide that such securities will rank senior to the Series D Mandatory Convertible Preferred Stock with respect to payment of dividends and distribution of our assets upon our liquidation, dissolution or winding-up (such equity securities, “Series D senior stock”). We currently have no Series D senior stock outstanding. While any shares of Series D Mandatory Convertible Preferred Stock are outstanding, we may not authorize or create, or increase the authorized number of, any class or series of Series D senior stock without the approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series D Mandatory Convertible Preferred Stock and all other series of Series D voting preferred stock (defined below), acting as a single class. See “—Voting rights” below for a discussion of the voting rights applicable if we seek to create, or increase the authorized number of, any class or series of Series D senior stock.
Conversion rights. Unless converted earlier in accordance with the terms of the Series D Mandatory Convertible Preferred Stock, each share of Series D Mandatory Convertible Preferred Stock will automatically convert on the mandatory conversion date, which is expected to be March 1, 2028, into between 0.3312 shares and 0.4140 shares of common stock, in each case, subject to customary anti-dilution adjustments described in the certificate of designations related to the Series D Mandatory Convertible Preferred Stock. The number of shares of common stock issuable upon conversion will be determined based on the average volume weighted average price per share of common stock over the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately prior to March 1, 2028.
In addition, at any time prior to March 1, 2028, holders of the Series D Mandatory Convertible Preferred Stock have the option to elect to convert their shares of the Series D Mandatory Convertible Preferred Stock, in whole or in part, into shares of common stock at the minimum conversion rate of 0.3312 shares of common stock per share of Series D Mandatory Convertible Preferred Stock. If holders elect to convert any shares of the Series D Mandatory Convertible Preferred Stock during a specified period beginning on the effective date of certain fundamental changes (as described in the certificate of designations related to the Series D Mandatory Convertible Preferred Stock), such shares of Series D Mandatory Convertible Preferred Stock will be converted into shares of common stock at a conversion rate including a make-whole amount based on the present value of future dividend payments.
Voting rights. Except as indicated below, the holders of the Series D Mandatory Convertible Preferred Stock will have no voting rights.
Whenever six or more quarterly dividends (whether or not consecutive) payable on the Series D Mandatory Convertible Preferred Stock have not been declared and paid, the number of directors on our board of directors will be increased by two and the holders of the Series D Mandatory Convertible Preferred Stock, voting together as a single class with the holders of any series of Series D parity stock then outstanding upon which like voting rights have been conferred and are exercisable (any such series, the “Series D voting preferred stock”), will have the right to elect these two additional directors at a meeting of the holders of the Series D Mandatory Convertible Preferred Stock and such Series D voting preferred stock. These voting rights will continue until all accumulated and unpaid dividends on the Series D Mandatory Convertible Preferred Stock have been paid in full, or declared and a sum or number of shares of the common stock sufficient for such payment shall have been set aside for the benefit of the holders of the Series D Mandatory Convertible Preferred Stock, on the Series D Mandatory Convertible Preferred Stock.
The approval of at least two-thirds of the votes entitled to be cast by the holders of outstanding Series D Mandatory Convertible Preferred Stock and, solely in the case of clause (i) below, all other series of Series D voting preferred stock, acting as a single class, either at a meeting of stockholders or by written consent, is required in order:
(1)	to amend or alter the provisions of our certificate of incorporation so as to authorize or create, or increase the authorized number of, any class or series of Series D senior stock,
(2)
to amend, alter or repeal any provision of our certificate of incorporation so as to materially and adversely affect the special rights, preferences or voting powers of the Series D Mandatory Convertible Preferred Stock, or

(3)
to consummate a binding share exchange or reclassification involving the shares of the Series D Mandatory Convertible Preferred Stock or a merger or consolidation of us with another entity, unless in each case: (i) the shares of the Series D Mandatory Convertible Preferred Stock remain outstanding following the consummation of such binding share exchange, reclassification, merger or consolidation or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity (or the Series D Mandatory Convertible Preferred Stock is otherwise exchanged or reclassified), are converted or reclassified into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent; and (ii) the shares of the Series D Mandatory Convertible Preferred Stock that remain outstanding or such shares of preference securities, as the case may be, have such rights, preferences and voting powers that, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences and voting powers, taken as a whole, of the Series D Mandatory Convertible Preferred Stock immediately prior to the consummation of such transaction.

However, we may create additional series or classes of Series D parity stock and any equity securities that rank junior to our Series D Mandatory Convertible Preferred Stock and issue additional series of such stock without the consent of any holder of the Series D Mandatory Convertible Preferred Stock.
Amount payable in liquidation. Upon any voluntary or involuntary liquidation, winding-up or dissolution of us, each holder of the Series D Mandatory Convertible Preferred Stock will be entitled to a payment equal to the sum of the $50.00 liquidation preference per share of Series D Mandatory Convertible Preferred Stock and declared and unpaid dividends, if any, to, but excluding the date of the liquidation, winding-up or dissolution. Such payment will be made out of our assets available for distribution (to the extent available) to the holders of the Series D Mandatory Convertible Preferred Stock following the satisfaction of all claims ranking senior to the Series D Mandatory Convertible Preferred Stock.
If, upon the voluntary or involuntary liquidation, winding-up or dissolution of us, the amounts payable with respect to (1) the $50.00 liquidation preference per share of Series D Mandatory Convertible Preferred and declared and unpaid dividends, if any, to, but excluding the date of the liquidation, winding-up or dissolution on the shares of the Mandatory Convertible Preferred Stock and (2) the liquidation preference of, and the amount of accumulated and unpaid dividends (to, but excluding, the date fixed for liquidation, winding-up or dissolution) on, any series of Series D parity stock then outstanding, if applicable, are not paid in full, the holders and all holders of any such series of Series D parity stock then outstanding shall share equally and ratably in any distribution of our assets in proportion to their respective liquidation preferences and amounts equal to the accumulated and unpaid dividends to which they are entitled.

Series D GP Mirror Units
In connection with the Series D Mandatory Convertible Preferred Stock, we indirectly hold a series of preferred units (the “Series D GP Mirror Units”) issued by KKR Group Partnership, an indirect subsidiary of ours, with economic terms designed to mirror those of the Series D Mandatory Convertible Preferred Stock. The terms of the Series D GP Mirror Units provide that unless all accumulated and unpaid distributions have been declared and paid or declared and set apart for payment on all Series D GP Mirror Units issued by KKR Group Partnership, KKR Group Partnership may not repurchase its common units or any junior units and may not declare or pay or set apart payment for distributions on its junior units, other than in limited exceptions such as distributions paid in junior units or purchases in connection with any benefit or incentive plan in the ordinary course of business. The terms of the Series D GP Mirror Units also provide that, in the event that KKR Group Partnership liquidates, dissolves or winds-up, KKR Group Partnership may not declare or pay or set apart payment on its common units or any other units ranking junior to the Series D GP Mirror Units unless the outstanding liquidation preference on all outstanding Series D GP Mirror Units have been repaid via redemption or otherwise. The foregoing is subject to certain exceptions, including, (i) in the case of a merger or consolidation of KKR Group Partnership in a transaction whereby the surviving person, if not KKR Group Partnership immediately prior to such transaction, expressly assumes all of the obligations under the Series D GP Mirror Units and satisfies certain other conditions, (ii) in the case of a merger or consolidation of the KKR Group Partnership that does not, or sale, assignment, transfer, lease or conveyance of KKR Group Partnership assets that do not, constitute a Substantially All Merger or Substantially All Sale (as such terms are defined in the Preferred Mirror Certificate relating to the Series D GP Mirror Units (the “Mirror Unit Certificate”)), (iii) the sale or disposition of KKR Group Partnership should KKR Group Partnership not constitute a “significant subsidiary” under Rule 1-02(w) of Regulation S-X promulgated by the SEC, (iv) the Series D Mandatory Convertible Preferred Stock have been fully redeemed or have been properly called for redemption and the redemption price has been set aside for payment, (v) transactions where the assets of KKR Group Partnership being liquidated, dissolved or wound up are immediately contributed to a successor of KKR Group Partnership or any future partnership designated as a Group Partnership (as such term is defined in the Fourth Amended and Restated Limited Partnership Agreement, dated as of August 6, 2024, of KKR Group Partnership) and (vi) any Permitted Transfer or Permitted Reorganization (as such terms are defined in the Mirror Unit Certificate).
Series I Preferred Stock
Economic rights. Except for any distribution required by the Delaware General Corporation Law (the “DGCL”) to be made upon a dissolution event, the Series I Preferred Stockholder does not have any rights to receive dividends.
Voting rights. The Series I Preferred Stock is voting and is entitled to one vote per share on any matter that is submitted to a vote of our stockholders.
Except as otherwise expressly provided by applicable law, only the vote of the Series I Preferred Stockholder, together with the approval of our board of directors, shall be required in order to amend certain provisions of our certificate of incorporation and none of our other stockholders shall have the right to vote with respect to any such amendments, which include, without limitation:
(1)
amendments to provisions relating to approvals of the transfer of the Class B units in KKR Group Partnership, Series I Preferred Stockholder approvals for certain actions and the appointment or removal of the Chief Executive Officer or Co-Chief Executive Officers;

(2)	a change in our name, our registered agent or our registered office;
(3)	an amendment that our board of directors determines to be necessary or appropriate to address certain changes in U.S. federal, state and local income tax regulations, legislation or interpretation;
(4)
an amendment that is necessary, in the opinion of our counsel, to prevent us or our indemnitees from having a material risk of being in any manner subjected to the provisions of the Investment Company Act, the U.S. Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

(5)	a change in our fiscal year or taxable year;

(6)
an amendment that our board of directors has determined to be necessary or appropriate for the creation, authorization or issuance of any class or series of our capital stock or options, rights, warrants or appreciation rights relating to our capital stock;

(7)	any amendment expressly permitted in our certificate of incorporation to be made by the Series I Preferred Stockholder acting alone;
(8)
an amendment effected, necessitated or contemplated by an agreement of merger, consolidation or other business combination agreement that has been approved under the terms of our certificate of incorporation;

(9)
an amendment effected, necessitated or contemplated by an amendment to the partnership agreement of KKR Group Partnership that requires unitholders of KKR Group Partnership to provide a statement, certification or other proof of evidence regarding whether such unitholder is subject to U.S. federal income taxation on the income generated by KKR Group Partnership;

(10)
any amendment that our board of directors has determined is necessary or appropriate to reflect and account for our formation of, or our investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our certificate of incorporation;

(11)
a merger into, or conveyance of all of our assets to, another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance consummated solely to effect a mere change in our legal form, the governing instruments of which provide the stockholders with substantially the same rights and obligations as provided by our certificate of incorporation;

(12)	any amendment that our board of directors determines to be necessary or appropriate to cure any ambiguity, omission, mistake, defect or inconsistency; or
(13)	any other amendments substantially similar to any of the matters described in (1) through (12) above.
In addition, except as otherwise provided by applicable law, the Series I Preferred Stockholder, together with the approval of our board of directors, can amend our certificate of incorporation without the approval of any other stockholder to adopt any amendments that our board of directors has determined:
(1)	do not adversely affect the stockholders considered as a whole (or adversely affect any particular class or series of stock as compared to another class or series) in any material respect;
(2)
are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal, state, local or non-U.S. agency or judicial authority or contained in any federal, state, local or non-U.S. statute (including the DGCL);

(3)
are necessary or appropriate to facilitate the trading of our stock or to comply with any rule, regulation, guideline or requirement of any securities exchange on which our stock is or will be listed for trading;

(4)	are necessary or appropriate for any action taken by us relating to splits or combinations of shares of our capital stock under the provisions of our certificate of incorporation; or
(5)	are required to effect the intent of or are otherwise contemplated by our certificate of incorporation.
Actions requiring Series I Preferred Stockholder approval. Certain actions require the prior approval of the Series I Preferred Stockholder, including, without limitation:
(1)	entry into a debt financing arrangement in an amount in excess of 10% of our then existing long-term indebtedness (other than with respect to intercompany debt financing arrangements);
(2)
issuances of securities that would (i) represent at least 5% of any class of equity securities or (ii) have designations, preferences, rights priorities or powers that are more favorable than the common stock;

(3)	adoption of a shareholder rights plan;

(4)
amendment of our certificate of incorporation, certain provisions of our bylaws relating to our board of directors and officers, quorum, adjournment and the conduct of stockholder meetings, and provisions related to stock certificates, registrations of transfers and maintenance of our books and records and the operating agreement of KKR Group Partnership;

(5)	the appointment or removal of our Chief Executive Officer or a Co-Chief Executive Officer;
(6)	merger, sale or other dispositions of all or substantially all of the assets, taken as a whole, of us and our subsidiaries, and the liquidation or dissolution of us or KKR Group Partnership; and
(7)
the withdrawal, removal or substitution of any person as the general partner of KKR Group Partnership or the transfer of beneficial ownership of all or any part of a general partner interest in KKR Group Partnership to any person other than a wholly-owned subsidiary.

Sunset Date: On the “Sunset Date” (which will be no later than December 31, 2026), the Series I Preferred Stock will be cancelled, and our common stock will obtain voting rights on a one vote per share basis.
Amount payable in liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding-up of us, each holder of the Series I Preferred Stock will be entitled to a payment equal to $0.01 per share of Series I Preferred Stock.
Transferability. The Series I Preferred Stockholder may transfer all or any part of the Series I Preferred Stock held by it with the written approval of our board of directors and a majority of the controlling interest of the Series I Preferred Stockholder without first obtaining approval of any other stockholder so long as the transferee assumes the rights and duties of the Series I Preferred Stockholder under our certificate of incorporation, agrees to be bound by the provisions of our certificate of incorporation and furnishes an opinion of counsel regarding limited liability matters. The foregoing limitations do not preclude the members of the Series I Preferred Stockholder from selling or transferring all or part of their limited liability company interests in the Series I Preferred Stockholder at any time.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in any business ventures of the Series I Preferred Stockholder and its affiliates and any member, partner, Tax Matters Partner (as defined in U.S. Internal Revenue Code of 1986, as amended (the “Code”), in effect prior to 2018), Partnership Representative (as defined in the Code), officer, director, employee, agent, fiduciary or trustee of any of KKR or its subsidiaries, the KKR Group Partnership, the Series I Preferred Stockholder or any of our or the Series I Preferred Stockholder’s affiliates and certain other specified persons (collectively, the “Indemnitees”). Our certificate of incorporation provides that each Indemnitee has the right to engage in businesses of every type and description, including business interests and activities in direct competition with our business and activities. Our certificate of incorporation also waives and renounces any interest or expectancy that we may have in, or right to be offered an opportunity to participate in, business opportunities that are from time to time presented to the Indemnitees. Notwithstanding the foregoing, pursuant to our certificate of incorporation, the Series I Preferred Stockholder has agreed that its sole business will be to act as the Series I Preferred Stockholder and as a general partner or managing member of any partnership or limited liability company that we may hold an interest in and that it will not engage in any business or activity or incur any debts or liabilities except in connection therewith.
Anti-Takeover Provisions
Our certificate of incorporation and bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and to discourage certain types of transactions that may involve an actual or threatened acquisition of our company. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change in control or other unsolicited acquisition proposal, and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of our company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.
Election of directors. Subject to the rights granted to one or more series of preferred stock then outstanding, the Series I Preferred Stockholder has the sole authority to elect directors.
Removal of directors. Subject to the rights granted to one or more series of preferred stock then outstanding, the Series I Preferred Stockholder has the sole authority to remove and replace any director, with or without cause, at any time.
Vacancies. In addition, our bylaws also provide that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancies on our board of directors will be filled by the Series I Preferred Stockholder.
Loss of voting rights. If at any time any person or group (other than the Series I Preferred Stockholder and its affiliates, or a direct or subsequently approved transferee of the Series I Preferred Stockholder or its affiliates) acquires, in the aggregate, beneficial ownership of 20% or more of any class of our stock then outstanding, that person or group will lose voting rights on all of its shares of stock and such shares of stock may not be voted on any matter as to which such shares may be entitled to vote and will not be considered to be outstanding when sending notices of a meeting of stockholders, calculating required votes, determining the presence of a quorum or for other similar purposes, in each case, as applicable and to the extent such shares of stock are entitled to any vote.
Requirements for advance notification of stockholder proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals relating to the limited matters on which our common stock may be entitled to vote. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. Our bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may deter, delay or discourage a potential acquirer from attempting to influence or obtain control of our company.
Special stockholder meetings. Our certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of our board of directors, the Series I Preferred Stockholder or, if at any time any stockholders other than the Series I Preferred Stockholder are entitled under applicable law or our certificate of incorporation to vote on specific matters proposed to be brought before a special meeting, stockholders representing 50% or more of the voting power of the outstanding stock of the class or classes of stock which are entitled to vote at such meeting.
Stockholder action by written consent. Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise or it conflicts with the rules of the New York Stock Exchange. Our certificate of incorporation permits stockholder action by written consent by stockholders other than the Series I Preferred Stockholder only if consented to by the board of directors in writing.
Actions requiring Series I Preferred Stockholder approval. Certain actions require the prior approval of the Series I Preferred Stockholder. See “Preferred Stock-Series I Preferred Stock-Actions requiring Series I Preferred Stockholder approval” above.
Amendments to our certificate of incorporation requiring Series I Preferred Stockholder approval. Except as otherwise expressly provided by applicable law, only the vote of the Series I Preferred Stockholder, together with the approval of our board of directors, shall be required in order to amend certain provisions of our certificate of incorporation and none of our other stockholders shall have the right to vote with respect to any such amendments. See “Preferred Stock-Series I Preferred Stock-Voting Rights” above.

Super-majority requirements for certain amendments to our certificate of incorporation. Except for amendments to our certificate of incorporation that require the sole approval of the Series I Preferred Stockholder, any amendments to our certificate of incorporation require the vote or consent of stockholders holding at least 90% in voting power of our common stock unless we obtain an opinion of counsel confirming that such amendment would not affect the limited liability of such stockholder under the DGCL. Any amendment of this provision of our certificate of incorporation also requires the vote or consent of stockholders holding at least 90% in voting power of our common stock.
Merger, sale or other disposition of assets. Our certificate of incorporation provides that we may, with the approval of the Series I Preferred Stockholder and with the approval of the holders of at least a majority in voting power of our common stock, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, or consummate any merger, consolidation or other similar combination, or approve the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries, except that no approval of our common stock shall be required in the case of certain limited transactions involving our reorganization into another limited liability entity. See “—Common Stock-Voting Rights.” We may in our sole discretion mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets (including for the benefit of persons other than us or our subsidiaries) without the prior approval of the holders of our common stock. We may also sell all or substantially all of our assets under any forced sale of any or all of our assets pursuant to the foreclosure or other realization upon those encumbrances without the prior approval of the holders of our common stock.
Series D Mandatory Convertible Preferred Stock. Holders of our Series D Mandatory Convertible Preferred Stock have the right to convert their shares upon the occurrence of a “fundamental change,” which could have the effect of discouraging third parties from pursuing certain transactions with us, which may otherwise be in the best interest of our stockholders. See “Preferred Stock” above.
Choice of forum. Unless we consent in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware (or, solely to the extent that the Court of Chancery lacks subject matter jurisdiction, the federal district court located in the State of Delaware) is the exclusive forum for resolving (i) any derivative action, suit or proceeding brought on behalf of the corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the corporation to the corporation or the corporation’s stockholders, (iii) any action, suit or proceeding asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine, and (b) the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act, in each case except as otherwise provided in our certificate of incorporation for any series of our preferred stock.
Business Combinations
We have opted out of Section 203 of the DGCL, which provides that an “interested stockholder” (a person other than the corporation or any direct or indirect majority-owned subsidiary who, together with affiliates and associates, owns, or, if such person is an affiliate or associate of the corporation, within three years did own, 15% or more of the outstanding voting stock of a corporation) may not engage in “business combinations” (which is broadly defined to include a number of transactions, such as mergers, consolidations, asset sales and other transactions in which an interested stockholder receives or could receive a financial benefit on other than a pro rata basis with other stockholders) with the corporation for a period of three years after the date on which the person became an interested stockholder without certain statutorily mandated approvals.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock and Series D Mandatory Convertible Preferred Stock is Equiniti Trust Company, LLC (formerly known as American Stock Transfer and Trust Company, LLC).
Listing
Our common stock is listed on the New York Stock Exchange under the ticker symbol “KKR.”

SELLING SECURITYHOLDERS
This prospectus relates to the offer and sale from time to time by the selling securityholders, including their respective donees, pledgees, transferees or their successors, of 1,503,670 shares of our common stock, par value $0.01 per share, that were issued to such selling securityholders in connection with the transactions contemplated by that certain Transaction Agreement, dated as of February 4, 2026, by and among KKR Summit Holdings L.P., Arctos Management Holdings, LP and Arctos Management Company, LLC.
The following table sets forth (i) the number and percentage of shares of our common stock beneficially owned by the selling securityholders, (ii) the maximum number of shares of common stock which may be offered pursuant to this prospectus, and (iii) the number and percentage of shares of our common stock to be beneficially owned by the selling securityholders assuming all of the shares of our common stock which may be offered by the selling securityholders pursuant to this prospectus are sold.
We cannot advise you as to whether the selling securityholders will in fact sell any or all of their shares of our common stock registered hereby. The selling securityholders may offer all or part of the shares of our common stock registered hereby for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Because the selling securityholders may offer all, some or none of their shares of our common stock registered hereby, no definitive estimate as to the number of shares of our common stock, that will be held by the selling securityholders after an offering can be provided. A selling securityholder may sell or otherwise transfer all, some or none of such shares in any offering. See “Plan of Distribution.” KKR will not receive any of the proceeds from the sale of the shares of our common stock sold by the selling securityholders.
The “Percentage of Shares of Common Stock Beneficially Owned After Offering” column in the table below is based on 897,872,941 shares of our common stock outstanding as of May 7, 2026.
Beneficial ownership is determined in accordance with the rules of the SEC, which generally provide that a person has beneficial ownership of a security if that person possesses sole or shared voting or investment power over that security.
None of the selling securityholders has held any position or office or has had any other material relationship with us or any of our affiliates within the past three years other than as a result of his or her ownership of shares of common stock. This information is based upon information provided by the selling securityholders. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus.

	Shares of Common Stock Beneficially Owned
	Before Offering		Maximum amount that may be offered pursuant to this prospectus	After Offering
Name of Selling Securityholder	Number	Percent		Number	Percent
All Selling Securityholders (7 Selling Securityholders)(1)	1,503,670	*	1,503,670	—	—

*	Less than 1%.
(1)
The selling securityholders beneficially own less than 1% of our common stock in the aggregate as of May 7, 2026. Certain selling securityholders identified themselves as an affiliate of a broker-dealer. Such affiliated broker-dealer and its affiliates have from time to time engaged in various financial advisory and commercial and investment banking services for KKR and its subsidiaries in the ordinary course of business. Each such selling securityholder has represented to us that (a) the shares of our common stock being offered by such selling securityholder were purchased by such selling securityholder in the ordinary course of business, and (b) at the time of such purchase, such selling securityholder had no arrangements or understandings, directly or indirectly, with any person to distribute such shares of our common stock. Accordingly, each such selling securityholder is not deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

PLAN OF DISTRIBUTION
The selling securityholders may sell the shares of our common stock offered by this prospectus:
•	through underwriters, brokers or dealers (acting as agent or principal);
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	distributions to the selling securityholders’ employees, partners or members;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	an over-the-counter distribution in accordance with the rules of NYSE;
•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
•	settlement of short sales entered into after the date of this prospectus;
•	in “at the market offerings,” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	through loans or pledges of the shares, including to a broker-dealer or an affiliate thereof;
•	through agents;
•	through a combination of any of these methods of sale; or
•	any other method permitted pursuant to applicable law.
The shares of our common stock covered by this prospectus may be sold in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.
To the extent required, we will describe in a prospectus supplement or a free writing prospectus the particular terms of the offering of the shares of our common stock covered by this prospectus, including the following:
•	the method of distribution of the shares of our common stock offered thereby;
•	the names of any underwriters or agents;
•	any discounts and other items constituting underwriters’ or agents’ compensation;
•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchanges on which the applicable shares may be listed.
The shares of our common stock may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate, and may also be offered through standby underwriting or purchase arrangements entered into by any selling securityholders. The selling securityholders may also engage brokers and dealers and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers or underwriters may act as principals or as agents of a selling securityholder. Broker-dealers may agree with a selling securityholder to sell a specified number of the shares at a stipulated price per security. If the broker-dealer is unable to sell shares acting as agent for a selling securityholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price, at prices determined at the time of sale or at prices otherwise negotiated. Broker-dealers may use block transactions and sales to and through broker-dealers. Any selling securityholders also may sell the shares of our common stock directly, in which case no underwriters or agents would be involved.
A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholders or borrowed from any selling securityholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.
In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
Underwriters, dealers and agents that participate in the distribution of the shares of our common stock may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from any selling securityholders and any profit on the resale of the shares of our common stock by them may be treated as underwriting discounts and commissions under the Securities Act.
Any selling securityholders may have agreements with the underwriters, dealers and agents involved in the offering of the shares of our common stock to indemnify them against certain liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.
Underwriters, dealers and agents involved in the offering of the shares of our common stock may engage in transactions with, or perform services for, us, our subsidiaries or other affiliates or any selling securityholders in the ordinary course of their businesses.
In order to facilitate the offering of the shares of our common stock, any underwriters or agents, as the case may be, involved in the offering of such shares may engage in transactions that stabilize, maintain or otherwise affect the market price of such shares. Specifically, the underwriters or agents, as the case may be, may over-allot in connection with the offering, creating a short position in such shares for their own account. In addition, to cover over-allotments or to stabilize the price of the shares of our common stock, the underwriters or agents, as the case may be, may bid for, and purchase, such shares of our common stock in the open market. Finally, in any offering of shares of our common stock through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing such shares in the offering if the syndicate repurchases previously distributed shares of our common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the shares of our common stock above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities and, if they engage in any of these activities, may end any of these activities at any time without notice.
To comply with applicable state securities laws, the shares of our common stock offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, shares of our common stock may not be sold in some states absent registration or pursuant to an exemption from applicable state securities laws.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following is a summary of certain United States federal income tax consequences of the ownership and disposition of our common stock. This summary deals only with common stock that is held as a capital asset by a non-U.S. holder (as defined below).
A “non-U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or
•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all of the United States federal income tax consequences that may be relevant to you in light of your particular circumstances, nor does it address the Medicare tax on net investment income, United States federal estate and gift taxes or the effects of any state, local or non-United States tax laws. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.
If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership considering an investment in our common stock, you should consult your tax advisors.
If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership and disposition of our common stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.
Dividends
In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our common stock, the excess will be treated as gain from the disposition of our common stock (the tax treatment of which is discussed below under “—Gain on Disposition of Common Stock”).
Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service (“IRS”) Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.
A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Disposition of Common Stock
Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of our common stock generally will not be subject to United States federal income tax unless:
•
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.
A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.
Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.
Information Reporting and Backup Withholding
Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
A non-U.S. holder will not be subject to backup withholding on distributions received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.
Additional Withholding Requirements
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our common stock to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of our common stock, proposed United States Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

LEGAL MATTERS
The validity of the shares of our common stock will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Investment vehicles comprised of certain partners of Simpson Thacher & Bartlett LLP, members of their families, related parties and others own interests representing less than 1% of the capital commitments of investment funds that we manage.

EXPERTS
The consolidated financial statements and the related financial statement schedules, incorporated by reference in this prospectus from KKR’s Annual Report on Form 10-K for the year ended December 31, 2025, and the effectiveness of KKR’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedules are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of our common stock to be sold pursuant to this prospectus. The registration statement, including the exhibits attached or incorporated by reference to the registration statement, contains additional relevant information about us and our common stock. The rules and regulations of the SEC allow us to omit certain information from this prospectus.
We file annual, quarterly and current reports and other information with the SEC. The SEC’s rules allow us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede such information, as well as the information included in this prospectus. Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this prospectus. This prospectus also contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents.
We incorporate by reference into this prospectus the following documents or information filed by KKR & Co., Inc. with the SEC:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026;
•	our Current Reports on Form 8-K filed with the SEC on January 9, 2026, January 16, 2026, February 5, 2026 (Item 3.02 only) and April 24, 2026; and
•
the description of our capital stock, contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including any amendments or reports filed for the purpose of updating such description.

We are subject to the informational requirements of the Exchange Act and are required to file reports and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.
We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents from KKR & Co. Inc., 30 Hudson Yards, New York, New York 10001, Attention: Investor Relations. You also may contact us at 1-877-610-4910 or visit our website at www.kkr.com for copies of those documents. Our website is included in this prospectus as an inactive textual reference only. Except for the documents specifically incorporated by reference into this prospectus, information contained on our website is not incorporated by reference into this prospectus and any applicable prospectus supplement and should not be considered to be a part of this prospectus or any applicable prospectus supplement.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
The following is a statement of the expenses (all of which are estimated) to be incurred by the registrant in connection with the distribution of the shares of our common stock being registered hereby:

Amount to be paid
SEC Registration Fee	$21,228
Legal Fees and Expenses	150,000
Accounting Fees and Expenses	25,000
Printing Fees	7,000
Rating Agency Fees	—
Miscellaneous	—
Total	$203,228

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Delaware
KKR & Co. Inc.
KKR & Co. Inc. is incorporated under the laws of Delaware.
Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation, including a derivative action), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of an action by or in the right of the corporation, including any derivative action, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the corporation. Section 145 also provides that a corporation may pay expenses incurred by its directors and officers and other parties in defending against any action, suit or proceeding in advance of the final disposition of the action, suit or proceeding, subject to, in the case of any current director or officer, the provision of an undertaking to repay the amounts advanced in the event it is determined such director or officer is not entitled to be indemnified. The statute provides that it is not exclusive of other indemnification or other rights that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.
Under our certificate of incorporation, in most circumstances we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts: (a) the Series I Preferred Stockholder; (b) KKR Management LLP (formerly known as KKR Management LLC) (the “Former Managing Partner”) in its capacity as the former general partner of KKR & Co. L.P. (our entity form prior to our conversion to a corporation on July 1, 2018); (c) any person who is or was an affiliate of the Series I Preferred Stockholder or the Former Managing Partner (excluding any affiliate that is or was controlled by us or our subsidiaries); (d) any person who is or was a member, partner, Tax Matters Partner (as defined in the Code, and in effect prior to 2018), Partnership Representative (as defined in the Code), officer, director, employee, agent, fiduciary or trustee of us or our subsidiaries, including KKR Group Partnership, the Series I Preferred Stockholder or the Former Managing Partner; (e) any person who is or was serving at our request or the Former Managing Partner or any subsidiary of us or the Former Managing Partner as an officer, director, employee, member, partner, Tax Matters Partner, Partnership Representative, agent, fiduciary or trustee of another person (provided that, for clauses (d) and (e), a person shall not be an indemnitee by reason of providing, on a fee-for-services basis or similar arms-length compensatory basis, agency, advisory, consulting, trustee, fiduciary or custodial services); or (f) any other person we in our sole discretion designate at any time as an indemnitee. Under our certificate of incorporation, we are also required to advance the expenses incurred by such indemnitees in appearing at, participating in or defending any claim, demand, action, suit or proceeding prior to its final disposition upon our receipt of an undertaking on behalf of the indemnitee to repay the amount if it is ultimately determined the indemnitee is not entitled to be indemnified.
We have agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We have also agreed to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, the Series I Preferred Stockholder will not be liable for, or have any obligation to contribute or loan any monies or property to us to enable us to effectuate, indemnification. The indemnification of the persons described above shall be secondary to any indemnification such person is entitled from another person or the relevant KKR fund to the extent applicable. We may purchase insurance against liabilities asserted against and expenses incurred by persons in connection with its activities, regardless of whether we would have the power to indemnify the person against liabilities under our certificate of incorporation.
In addition, we have entered into indemnification agreements with KKR Management LLP and each of our directors. Each indemnification agreement provides that the indemnitee, subject to the limitations set forth in each indemnification agreement, will be indemnified and held harmless by us on an after-tax basis from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which the indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnitee or by reason of any action alleged to have been taken or omitted in such capacity, whether arising from alleged acts or omissions to act occurring on, before or after the date of such indemnification agreement. Each indemnification agreement provides that the indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by an arbitral tribunal or court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification pursuant to the indemnification agreement, the indemnitee acted in bad faith or engaged in fraud or willful misconduct.
Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision that limits or eliminates the liability of its directors and officers for monetary damages to the corporation and its stockholders for breach of fiduciary duty. However, no provision may limit or eliminate the liability of a director or officer for:
•	any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders;
•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law by a director or officer;
•	any unlawful payment of dividends or unlawful stock repurchase or redemption;
•	any transaction from which the director or officer derived an improper personal benefit; or
•	in the case of an officer, any action by or in the right of the corporation (including any derivative claim) against the officer.
Our certificate of incorporation provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.
Section 145(g) of the DGCL authorizes a corporation to purchase and maintain insurance for its directors and officers and other persons. We currently maintain liability insurance for our directors and officers. Such insurance would be available to our directors and officers in accordance with its terms.
In any underwriting agreement we enter into in connection with the sale of the shares of our common stock registered hereby, the underwriters may agree to indemnify, or contribute to, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit Number	Description
1.1*	Form of Underwriting Agreement for the shares of common stock registered hereby.
4.1	Second Amended and Restated Certificate of Incorporation of KKR & Co. Inc. (incorporated by reference to Exhibit 3.1 to the KKR & Co. Inc. Current Report on Form 8-K filed on August 9, 2024).
4.2	Second Amended and Restated Bylaws of KKR & Co. Inc. (incorporated by reference to Exhibit 3.2 to the KKR & Co. Inc. Current Report on Form 8-K filed on August 9, 2024).
4.3	Registration Rights Agreement, dated as of May 4, 2026, by and among KKR & Co. Inc. and the persons listed on the signature pages thereto.
5.1	Opinion of Simpson Thacher & Bartlett LLP.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).
24.1	Power of Attorney (included on signature page).
107.1	Filing Fee Table.

*	To be filed as an exhibit to a Current Report on Form 8-K or other document to be incorporated by reference herein or to a post-effective amendment hereto, if applicable.
ITEM 17.	UNDERTAKINGS
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act.
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement;

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on May 11, 2026.

KKR & Co. Inc.

By:	/s/ Robert H. Lewin
	Name:	Robert H. Lewin
	Title:	Chief Financial Officer

POWER OF ATTORNEY
Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Henry R. Kravis, George R. Roberts, Joseph Y. Bae, Scott C. Nuttall, Robert H. Lewin, Kathryn K. Sudol and Christopher B. Lee and each of them, any of whom may act without the joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments to this Registration Statement, including a prospectus or an amended prospectus therein and any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the SEC, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Henry R. Kravis	Co-Executive Chairman, Director	May 11, 2026
Henry R. Kravis

/s/ George R. Roberts	Co-Executive Chairman, Director	May 11, 2026
George R. Roberts

/s/ Joseph Y. Bae	Director, Co-Chief Executive Officer (principal executive officer)	May 11, 2026
Joseph Y. Bae

/s/ Scott C. Nuttall	Director, Co-Chief Executive Officer (principal executive officer)	May 11, 2026
Scott C. Nuttall

/s/ Craig Arnold	Director	May 11, 2026
Craig Arnold

/s/ Timothy R. Barakett	Director	May 11, 2026
Timothy R. Barakett

/s/ Adriane M. Brown	Director	May 11, 2026
Adriane M. Brown

Signature	Title	Date

/s/ Matthew R. Cohler	Director	May 11, 2026
Matthew R. Cohler

/s/ Mary N. Dillon	Director	May 11, 2026
Mary N. Dillon

/s/ Arturo Gutiérrez Hernández	Director	May 11, 2026
Arturo Gutiérrez Hernández

/s/ Xavier B. Niel	Director	May 11, 2026
Xavier B. Niel

/s/ Kimberly A. Ross	Director	May 11, 2026
Kimberly A. Ross

/s/ Patricia F. Russo	Director	May 11, 2026
Patricia F. Russo

/s/ Robert W. Scully	Director	May 11, 2026
Robert W. Scully

/s/ Evan T. Spiegel	Director	May 11, 2026
Evan T. Spiegel

/s/ Robert H. Lewin	Chief Financial Officer (principal financial and accounting officer)	May 11, 2026
Robert H. Lewin